Exhibit (c)-(2)

eLong, Inc. Fairness Analysis Presented to the Special Committee of Independent Directors February 4, 2016 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) of eLong, Inc . (“ eLong ” or the “ Company ”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction, and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an opinion, report, appraisal relating to the fairness of the Proposed Transaction . These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee . • The accompanying material does not, and any Opinion provided by Duff & Phelps will not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically , Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness , from a financial point of view, to (i) the holders of (a) ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US $ 0 . 01 per share (each, an “Ordinary Share”), (b) ordinary shares of the Company that are designated as “High - Vote Ordinary Shares” with a par value of US $ 0 . 01 per share, and (c) preferred shares of the Company with a par value of US $ 0 . 01 per share (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares, the Dissenting Shares (each as defined below) and Shares represented by ADSs (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing two Shares (each, an “ADS” and collectively, the “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, China E - dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and China E - dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated February 3 , 2016 . Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity, and in connection with such merger, (a) each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive US $ 9 . 00 in cash per Share without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding ADS (other than ADSs representing the Excluded Shares), together with the underlying Ordinary Shares represented by such ADS, will be cancelled in exchange for the right to receive US $ 18 . 00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) . The above is collectively referred to as the “Proposed Transaction . ” The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement . • For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares (as defined in the Merger Agreement), (b) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective Subsidiaries (as defined in the Merger Agreement), and (c) Shares (including Shares represented by ADSs) held by the Depository (as defined in the Merger Agreement) and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards (each as defined in the Merger Agreement) ; and (ii) “Dissenting Shares” shall have the meaning set forth in the Merger Agreement .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included , but were not limited to, the items summarized below : 1. Reviewed the following documents : - The Company’s annual reports and audited financial statements on Form 20 - F filed with the Securities and Exchange Commission (“ SEC ”) for the fiscal years ended December 31 , 2013 and December 31 , 2014 ; and the Company’s unaudited interim financial statements for the nine months ended September 30 , 2014 and September 30 , 2015 included in the Company’s Form 6 - K filed with the SEC ; - A detailed financial projection model for the fiscal years ending December 31 , 2015 through 2024 , prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “ Management Projections ”) ; - Other internal documents relating to the past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company ; - A letter dated January 25 , 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and - Documents related to the Proposed Transaction, including the Merger Agreement, the latest draft of which Duff & Phelps has reviewed is dated February 3 , 2016 ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Discussed with Company management its plans and intentions with respect to the management and operation of the business ; 4. Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate .

Introduction and Transaction Overview

Ownership Summary

Fully Diluted Ownership


Individual Investor 0.8%
Total Institutional Investors 9.6%
Buyer Consortium 74.3%
Public & Other Shareholders 9.9%
RSUs & Options 5.4%

Voting Rights


Buyer Consortium 97.0%
Individual Investor 0.1%
Total Institutional Investors 1.4%
Public & Other Shareholders 1.4%

eLong, Inc. - Ownership

Current Shareholders	Ordinary Shares (1)	High Vote Ordinary Shares	ADS Equivalent	% of Fully Diluted Ownership	% of Ownership (Non-Fully Diluted)	% of Voting Rights (3)
Buyer Consortium						
C-Travel International Limited	12,192,608	16,634,711	14,413,660	36.3%	38.3%	48.0%
Ocean Imagination L.P.	6,185,649	10,213,708	8,199,679	20.6%	21.8%	29.2%
TCH Sapphire Limited	6,031,500	5,038,500	5,535,000	13.9%	14.7%	15.0%
Luxuriant Holdings Limited	1,030,942	1,702,285	1,366,614	3.4%	3.6%	4.9%
Buyer Consortium	25,440,699	33,589,204	29,514,952	74.3%	78.5%	97.0%
Individual Investor						
Tang, Justin (Founder)	635,922	0	317,961	0.8%	0.8%	0.1%
Individual Investor	635,922	0	317,961	0.8%	0.8%	0.1%
Top 15 Institutional Investors						
HG Vora Capital	3,400,000	0	1,700,000	4.3%	4.5%	0.6%
Greenwoods Asset Management Limited	1,150,646	0	575,323	1.4%	1.5%	0.2%
QVT Financial LP	987,240	0	493,620	1.2%	1.3%	0.2%
Altimeter Capital Management	963,180	0	481,590	1.2%	1.3%	0.2%
Integre Asset Management, LLC	293,256	0	146,628	0.4%	0.4%	0.1%
J. Goldman & Co., L.P.	210,000	0	105,000	0.3%	0.3%	0.0%
Crestwood Capital Management, L.P.	187,200	0	93,600	0.2%	0.2%	0.0%
Alpine Partners VI, LLC	124,168	0	62,084	0.2%	0.2%	0.0%
OMERS Administration Corp.	73,400	0	36,700	0.1%	0.1%	0.0%
BNP Paribas Arbitrage Sa	71,598	0	35,799	0.1%	0.1%	0.0%
Kassirer Asset Management Corporation	40,600	0	20,300	0.1%	0.1%	0.0%
Citigroup Inc.	39,220	0	19,610	0.0%	0.1%	0.0%
Krane Funds Advisors, LLC	36,658	0	18,329	0.0%	0.0%	0.0%
Index Management Solutions, LLC	30,098	0	15,049	0.0%	0.0%	0.0%
Invesco PowerShares Capital Management LLC	25,222	0	12,611	0.0%	0.0%	0.0%
Top 15 Institutional Investors	7,632,486	0	3,816,243	9.6%	10.1%	1.4%
Total Institutional Investors	7,656,512	0	3,828,256	9.6%	10.2%	1.4%
Public & Other Shareholders	7,903,838	0	3,951,919	9.9%	10.5%	1.4%
Total Shares Outstanding (4)	41,636,971 (2)	33,589,204	37,613,088	94.6%	100.0%	100.0%
RSUs & Options In-the-Money at Offer Price	4,255,942	0	2,127,971	5.4%	-	-
Fully Diluted Shares Outstanding at Offer Price	**45,892,913**	**33,589,204**	**39,741,059**	**100.0%**	**100.0%**	**100.0%**

(1) Includes Ordinary Shares and Ordinary Shares represented by ADSs, with each ADS representing two Ordinary Shares.
(2) Exclusive of 229,564 Ordinary Shares held by the Depositary and reserved for issuance under Company's equity plans.
(3) Each Ordinary Share is entitled to one vote, and each High-Vote Ordinary Share is entitled to fifteen votes.
(4) Number of outstanding Ordinary Shares and High-Vote Ordinary Shares as of February 1, 2016.
Source: Company filings, Capital IQ, Company Management.

CONFIDENTIAL 7 DUFF & PHELPS

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ eLong, Inc. - Trading History February 2, 2015 to February 2, 2016 0.0 500.0 1,000.0 1,500.0 2,000.0 2,500.0 3,000.0 3,500.0 4,000.0 4,500.0 5,000.0 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 $22.00 $24.00 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer (2) Includes Expedia sale of shares in May 2015 Current (2/2/16) Offer Price Premium Relative to: 5.9% 30 - Day VWAP (1) 20.3% (8.6%) (7.7%) 60 - Day VWAP (1,2) 90 - Day VWAP (1,2) One Day Prior 24.1% $16.99 $14.97 $19.69 $19.51 $14.50 August 3, 2015 eLong, Inc. received a non - binding proposal from Tencent Holdings Limited to acquire remaining shares of eLong, Inc. for $18.00 per ADS. Feburary 5, 2015 eLong, Inc. reported CY14 earnings results. The Company reported net revenue of RMB1.16 billion and loss of RMB7.58 per ADS. April 30, 2015 eLong, Inc. reported Q1 ’15 earnings results. The Company reported net revenue of RMB225.8 million and loss of RMB5.02 per ADS. August 3, 2015 eLong, Inc. reported Q2 ’15 earnings results. The Company reported net revenue of RMB234.2 million and loss of RMB9.82 per ADS. November 18 , 2015 eLong, Inc. reported Q3 ’15 earnings results. The Company reported net revenue of RMB323.0 million and loss of RMB4.22 per ADS. May 22, 2015 eLong, Inc. announced the sale by Expedia of its 62.4% ownership interest to several purchasers, including C - Travel International, Ltd. Keystone Lodging Holdings Limited, Plateno Group Limited and Luxuriant Holdings Limited. eLong, Inc. Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post offer Average Closing Price $17.64 Average Closing Price $16.97 High $22.44 High $17.18 Low $12.74 Low $16.20 Average Volume 64.4 Average Volume 40.5 % of Shares Issued and Outstanding 0.2% % of Shares Issued and Outstanding 0.1% % of Float 1.1% % of Float 0.7%

Introduction and Transaction Overview

Proposed Transaction

eLong, Inc. - Offer Premium

	ADS Price	Implied Premium
ADS price of 2/2/16	$16.99	5.9%
One-week prior to Offer (7/27/15)	$13.63	32.1%
30-days trailing VWAP at Offer	$14.97	20.3%
60-days trailing VWAP at Offer	$19.69	(8.6%)
90-days trailing VWAP at Offer	$19.51	(7.7%)
Offer Price	**$18.00**	

eLong, Inc. - Implied Multiples

(USD in millions, except per ADS data)

		Offer $18.00
Fully Diluted ADSs Issued and Outstanding (millions)	39.7	
Implied Fully Diluted Equity Value		$715.3
Plus: Income Tax Payable		0.3
Plus: Noncontrolling Interest (1)		9.6
Less: Investment in non-consolidated affiliates (2)		(41.6)
Less: Proceeds from Exercise of Options		(1.5)
Less: Cash (3)		(210.3)
Implied Enterprise Value		**$471.9**
Implied Offer Multiples:		
EV / LTM Revenue	$149.5	3.16x
EV / 2016 Revenue	$240.1	1.90x
EV / 2017 Revenue	$283.5	1.56x

Note: Balance sheet data and LTM as of September 30, 2015. 2016 and 2017 financial information based on the Management Projections. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Represents the 44.0% ownership of Hong Kong JL-Tour International Travel Service Co., Ltd., 44.0% ownership of Shenzhen JL-Tour International Travel Service Co., Ltd. and 48.4% of Beijing Zhuzhe Information Technology Co., Ltd. held by noncontrolling shareholders at book value as of September 30, 2015.

(2) Includes investments in privately held companies. Reflects a 10% withholding tax discount on PRC onshore investments. Value of investment in Beijing Mi Tianxia Technology Co., Ltd. implied from October 2015 transaction value; other investments reflect book value as of September 30, 2015.

(3) Includes cash and cash equivalents, restricted cash and short-term investment at book value as of September 30, 2015.

CONFIDENTIAL 9 DUFF & PHELPS

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

		Low		High	Offer Price
Enterprise Value Range		**¥2,638,500**	-	**¥3,460,000**	
Plus: Proceeds from Exercise of Options		¥1,588	-	¥9,632	
Plus: Investment in non-consolidated affiliates (1)		273,762	-	273,762	
Less: Noncontrolling Interest (2)		(63,306)	-	(63,306)	
Less: Income Tax Payable		(2,117)	-	(2,117)	
Value Attributable to Fully Diluted ADSs (Excluding Cash)		**¥2,848,426**	-	**¥3,677,971**	
Fully Diluted ADSs Issued and Outstanding		39,670,188	-	39,741,059	
Value Per ADS (RMB)		¥71.80	-	¥92.55	
RMB to USD FX rate (as of 2/3/2016)		6.58	-	6.58	
Value Per ADS Range (Excluding Excess Cash)		**$10.91**	-	**$14.07**	
Excess Cash (3)		1,383,821	-	1,383,821	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		¥34.88	-	¥34.82	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)		$5.30	-	$5.29	
Value Per ADS Range		**$16.21**	-	**$19.36**	**$18.00**
Implied Valuation Multiples					
EV / LTM Revenue	¥983,843	2.68x	-	3.52x	3.16x
EV / 2016 Revenue	¥1,638,116	1.61x	-	2.11x	1.90x
EV / 2017 Revenue	¥1,994,804	1.32x	-	1.73x	1.56x

Note: Balance sheet data and LTM as of September 30, 2015. 2016 and 2017 financial information based on the Management Projections. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes investments in privately held companies. Reflects a 10% withholding tax discount on PRC onshore investments. Value of investment in Beijing Mi Tianxia Technology Co., Ltd. implied from October 2015 transaction value; other investments reflect book value as of September 30, 2015.

(2) Represents the 44.0% ownership of Hong Kong JL-Tour International Travel Service Co., Ltd., 44.0% ownership of Shenzhen JL-Tour International Travel Service Co., Ltd. and 48.4% of Beijing Zhuzhe Information Technology Co., Ltd. held by noncontrolling shareholders at book value as of September 30, 2015.

(3) Includes cash and cash equivalents, restricted cash and short-term investment at book value as of September 30, 2015.

CONFIDENTIAL

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DUFF & PHELPS

Valuation Analysis Section 02

Valuation Analysis

Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

	2011A	2012A	2013A	2014A	YTD 9/30/2014	YTD 9/30/2015	LTM 9/30/2015
Accommodation	¥447,877	¥608,319	¥858,229	¥938,787	¥728,727	¥687,184	¥897,244
Growth		35.8%	41.1%	9.4%	15.0%	(5.7%)	(5.9%)
Transportation Ticketing	¥125,095	¥123,754	¥134,994	¥125,414	¥97,227	¥70,669	¥98,856
Growth		(1.1%)	9.1%	(7.1%)	(5.1%)	(27.3%)	(23.8%)
Other	¥52,028	¥65,136	¥85,913	¥99,874	¥72,704	¥25,084	¥52,254
Growth		25.2%	31.9%	16.2%	16.6%	(65.5%)	(45.7%)
Total Gross Revenue	¥624,999	¥797,209	¥1,079,137	¥1,164,075	¥898,658	¥782,937	¥1,048,354
Growth		27.6%	35.4%	7.9%	12.5%	(12.9%)	(11.1%)
Net Revenue	¥586,177	¥744,244	¥1,009,705	¥1,086,153	¥839,978	¥737,668	¥983,843
Growth		27.0%	35.7%	7.6%	12.2%	(12.2%)	(10.6%)
Gross Profit	¥431,313	¥559,264	¥775,740	¥771,868	¥639,022	¥346,589	¥479,434
Margin %	73.6%	75.1%	76.8%	71.1%	76.1%	47.0%	48.7%
EBITDA	¥71,713	-¥31,039	-¥132,750	-¥258,230	-¥84,262	-¥749,327	-¥923,295
Margin %	12.2%	(4.2%)	(13.1%)	(23.8%)	(10.0%)	(101.6%)	(93.8%)
Growth		NM	NM	NM	NM	NM	NM
Capital Expenditures	¥23,961	¥52,732	¥47,056	¥58,569	¥43,927	¥23,872	¥38,515
% of Net Revenue	4.1%	7.1%	4.7%	5.4%	5.2%	3.2%	3.9%
% of EBITDA	33.41%	NM	NM	NM	NM	NM	NM

	Management Projections									
	2015P	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P
Accommodation	¥930,390	¥1,661,635	¥2,057,548	¥2,502,633	¥2,978,569	¥3,546,438	¥4,138,335	¥4,765,147	¥5,209,261	¥5,373,256
Growth	(0.9%)	78.6%	23.8%	21.6%	19.0%	19.1%	16.7%	15.1%	9.3%	3.1%
Transportation Ticketing	¥86,669	¥60,668	¥42,853	¥37,356	¥33,256	¥29,930	¥27,915	¥27,563	¥26,740	¥25,351
Growth	(30.9%)	(30.0%)	(29.4%)	(12.8%)	(11.0%)	(10.0%)	(6.7%)	(1.3%)	(3.0%)	(5.2%)
Other	¥29,104	¥20,373	¥21,731	¥25,262	¥29,459	¥30,812	¥32,353	¥33,323	¥34,323	¥35,147
Growth	(70.9%)	(30.0%)	6.7%	16.3%	16.6%	4.6%	5.0%	3.0%	3.0%	2.4%
Total Gross Revenue	¥1,046,163	¥1,742,677	¥2,122,132	¥2,565,251	¥3,041,283	¥3,607,180	¥4,198,603	¥4,826,033	¥5,270,323	¥5,433,754
Growth	(10.1%)	66.6%	21.8%	20.9%	18.6%	18.6%	16.4%	14.9%	9.2%	3.1%
Net Revenue	¥983,393	¥1,638,116	¥1,994,804	¥2,411,336	¥2,858,806	¥3,390,749	¥3,946,686	¥4,536,471	¥4,954,104	¥5,107,729
Growth	(9.5%)	66.6%	21.8%	20.9%	18.6%	18.6%	16.4%	14.9%	9.2%	3.1%
Gross Profit	¥461,639	¥1,029,880	¥1,260,657	¥1,525,174	¥1,833,577	¥2,205,021	¥2,636,846	¥3,162,967	¥3,453,779	¥3,565,451
Margin %	46.9%	62.9%	63.2%	63.3%	64.1%	65.0%	66.8%	69.7%	69.7%	69.8%
EBITDA	-¥1,054,645	-¥433,552	-¥303,837	-¥146,343	¥71,464	¥353,282	¥711,649	¥1,181,447	¥1,445,722	¥1,550,997
Margin %	(107.2%)	(26.5%)	(15.2%)	(6.1%)	2.5%	10.4%	18.0%	26.0%	29.2%	30.4%
Growth	NM	NM	NM	NM	NM	394.4%	101.4%	66.0%	22.4%	7.3%
Capital Expenditures	¥58,583	¥60,950	¥60,262	¥59,632	¥61,408	¥64,501	¥67,726	¥71,112	¥75,580	¥80,335
% of Net Revenue	6.0%	3.7%	3.0%	2.5%	2.1%	1.9%	1.7%	1.6%	1.5%	1.6%
% of EBITDA	NM	NM	NM	NM	85.9%	18.3%	9.5%	6.0%	5.2%	5.2%

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

Source: Company filings, Company management

CONFIDENTIAL
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DUFF & PHELPS

13 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31 , 2015 through 2024 (excluding public company expenses, as provided by the Company management and non - recurring income (expenses)) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 15 . 50 % to 17 . 50% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : - The Company’s net revenue increases at a compound annual growth rate (“ CAGR ”) of 16 . 7 % over the ten - year period ending 2024 . - The Company’s EBITDA margin averages 22 . 8 % from 2020 to 2024 . - Capital expenditures average 2 . 6 % of revenue over the ten - year period ending 2024 .

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	LTM	2015P	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P
Net Revenue	¥983,843	¥983,393	¥1,638,116	¥1,994,804	¥2,411,336	¥2,858,806	¥3,390,749	¥3,946,686	¥4,536,471	¥4,954,104	¥5,107,729
Growth	*(10.6%)*	*(9.5%)*	*66.6%*	*21.8%*	*20.9%*	*18.6%*	*18.6%*	*16.4%*	*14.9%*	*9.2%*	*3.1%*
EBITDA	¥-917,771	¥-1,054,645	¥-433,552	¥-303,837	¥-146,343	¥71,464	¥353,282	¥711,649	¥1,181,447	¥1,445,722	¥1,550,997
Margin	*(93.3%)*	*(107.2%)*	*(26.5%)*	*(15.2%)*	*(6.1%)*	*2.5%*	*10.4%*	*18.0%*	*26.0%*	*29.2%*	*30.4%*
Growth	*NM*	*NM*	*NM*	*NM*	*NM*	*NM*	*394.4%*	*101.4%*	*66.0%*	*22.4%*	*7.3%*

	Q4 2015	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P
Earnings Before Interest and Taxes	¥-325,664	¥-522,189	¥-387,103	¥-226,218	¥-5,302	¥288,282	¥643,399	¥1,109,784	¥1,369,759	¥1,470,470
Pro Forma Taxes @ 16.0%	0	0	0	0	0	0	0	(112,917)	(219,161)	(235,275)
Net Operating Profit After Tax	(325,664)	(522,189)	(387,103)	(226,218)	(5,302)	288,282	643,399	996,867	1,150,598	1,235,194
Depreciation	14,887	69,767	66,279	63,546	63,558	65,000	68,250	71,663	75,962	80,527
Amortization	5,458	18,870	16,988	16,328	13,208	0	0	0	0	0
Government Subsidies (1)	2,056	21,578	21,793	22,011	22,231	22,454	22,678	19,240	19,433	19,627
Capital Expenditures	(34,711)	(60,950)	(60,262)	(59,632)	(61,408)	(64,501)	(67,726)	(71,112)	(75,580)	(80,335)
(Increase) / Decrease in Working Capital	41,935	233,396	235,350	203,245	162,093	131,210	107,568	(12,199)	38,570	(207,090)
Free Cash Flow (2)	¥-296,037	¥-239,528	¥-106,955	¥19,281	¥194,381	¥442,445	¥774,170	¥1,004,459	¥1,208,983	¥1,047,924

Enterprise Value Range	Low	High
Terminal Growth Rate	3.50%	3.50%
Weighted Average Cost of Capital	17.50%	15.50%
Concluded Enterprise Value	**¥2,638,500**	**¥3,460,000**
Implied Per ADS Value Range (USD)	$16.21	$19.36

Implied Valuation Multiples

		Low	High
EV / LTM Revenue	¥983,843	2.68x	3.52x
EV / 2016 Revenue	¥1,638,116	1.61x	2.11x
EV / 2017 Revenue	¥1,994,804	1.32x	1.73x

(1) After applicable taxes (beginning in 2022).

(2) Prior to application of a 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). The exchange rate of USD 1 = RMB 6.5798 is used.

CONFIDENTIAL

14

DUFF & PHELPS

15 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected ten publicly traded companies in the online travel agencies industry that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to LTM and projected revenue , and enterprise value to LTM and projected EBITDA . • Due to the limited comparability of the selected public companies’ financial metrics relative to those of the Company and negative projected EBITDA and free cash flow for the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that we deemed relevant . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions within the online travel agencies industry that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to LTM revenue and enterprise value to LTM EBITDA multiples for each transaction . • Due to the limited comparability of the target companies ’ financial metrics relative to those of the Company and negative EBITDA for the Company, Duff & Phelps did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

16 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics (1) The Company's financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expense s ). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings, Company management Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 3-YR CAGR LTM 2015 2016 2017 3-YR CAGR LTM 2015 2016 2017 3-YR AVG LTM 2015 2016 2017 US-Listed Chinese OTA Companies Ctrip.com International Ltd. 28.1% 44.6% 49.6% 40.9% 37.1% -70.9% -65.1% NM 159.9% 95.6% 12.1% 2.0% 9.5% 17.5% 24.9% Qunar Cayman Islands Limited 88.5 128.3 129.3 70.9 44.7 NM NM NM NM NM -41.8 -68.2 -55.9 -5.4 14.8 Tuniu Corporation 66.5 116.0 114.2 78.8 46.9 NM NM NM NM NM -8.9 -15.9 -16.2 -11.0 -8.2 Group Median 66.5% 116.0% 114.2% 70.9% 44.7% -70.9% -65.1% NA 159.9% 95.6% -8.9% -15.9% -16.2% -5.4% 14.8% Global OTA Companies The Priceline Group Inc. 24.7% 11.3% 8.8% 14.7% 15.0% 31.3% 8.3% 12.3% 16.1% 16.2% 37.8% 37.9% 40.2% 40.7% 41.1% Expedia Inc. 18.7 13.9 16.2 30.7 15.1 8.9 -11.4 50.5 40.9 27.8 14.3 11.1 16.9 18.2 20.2 TripAdvisor Inc. 25.1 25.6 19.0 14.4 17.0 8.6 9.3 23.1 13.8 19.9 34.5 24.9 31.1 30.9 31.7 MakeMyTrip Limited 16.4 14.6 12.9 8.8 32.5 NM NM NM NM NM -11.6 -22.7 -0.5 -5.5 -1.6 eDreams ODIGEO, S.A. 10.9 3.4 4.1 5.3 5.8 -5.9 9.7 39.2 4.7 4.5 20.9 15.8 20.4 20.3 20.0 Webjet Ltd. 27.4 22.5 22.8 15.6 11.1 12.6 31.9 36.0 17.5 14.7 19.1 22.2 24.9 25.3 26.1 Travelzoo Inc. -1.4 -15.1 -3.3 3.5 2.9 -24.6 -45.9 -40.1 -5.6 26.7 16.1 7.7 6.9 6.3 7.8 Group Median 18.7% 13.9% 12.9% 14.4% 15.0% 8.8% 8.8% 29.6% 14.9% 18.1% 19.1% 15.8% 20.4% 20.3% 20.2% Aggregate Mean 30.5% 36.5% 37.3% 28.4% 22.8% -5.7% -9.0% 20.2% 35.3% 29.4% 9.2% 1.5% 7.7% 13.7% 17.7% Aggregate Median 24.9% 18.6% 17.6% 15.2% 16.0% 8.6% 8.3% 29.6% 16.1% 19.9% 15.2% 9.4% 13.2% 17.9% 20.1% eLong, Inc. (Management Projections) (1) 22.8% -10.6% -9.5% 66.6% 21.8% NM NM NM NM NM -14.3% -93.3% -107.2% -26.5% -15.2%

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF							
Company Name	HQ	Exchange	Stock Price on 2/02/16	% of 52-Wk High	Enterprise Value	LTM EBITDA	2015 EBITDA	2016 EBITDA	2017 EBITDA	LTM Revenue	2015 Revenue	2016 Revenue	2017 Revenue
US-Listed Chinese OTA Companies													
Ctrip.com International Ltd.	China	NasdaqGS	$40.36	72.3%	$18,795	NM	NM	45.7x	23.4x	12.45x	11.26x	7.99x	5.83x
Qunar Cayman Islands Limited	China	NasdaqGM	39.65	72.4	5,014	NM	NM	NM	22.4	9.71	8.19	4.79	3.31
Tuniu Corporation	China	NasdaqGM	12.04	58.1	888	NM	NM	NM	NM	0.87	0.77	0.43	0.29
Group Median						**NA**	**NA**	**45.7x**	**22.9x**	**9.71x**	**8.19x**	**4.79x**	**3.31x**
Global OTA Companies													
The Priceline Group Inc.	United States	NasdaqGS	$1,066.79	72.6%	$49,857	14.5x	13.5x	11.6x	10.0x	5.50x	5.43x	4.73x	4.11x
Expedia Inc.	United States	NasdaqGS	98.71	71.9	16,538	23.5	14.6	10.4	8.1	2.61	2.47	1.89	1.64
TripAdvisor Inc.	United States	NasdaqGS	63.00	67.5	8,809	24.1	19.1	16.8	14.0	5.99	5.94	5.19	4.44
MakeMyTrip Limited	India	NasdaqGS	16.69	65.2	639	NM	NM	NM	NM	4.48	4.32	3.97	3.00
eDreams ODIGEO, S.A.	Luxembourg	CATS	1.58	35.6	544	7.0	5.4	5.2	5.0	1.11	1.11	1.05	0.99
Webjet Ltd.	Australia	ASX	3.71	89.9	266	14.2	11.9	10.2	8.9	3.16	2.97	2.57	2.31
Travelzoo Inc.	United States	NasdaqGS	7.57	54.2	80	7.8	8.4	8.9	7.0	0.60	0.58	0.56	0.55
Group Median						**14.4x**	**12.7x**	**10.3x**	**8.5x**	**3.16x**	**2.97x**	**2.57x**	**2.31x**
Aggregate Mean						**15.2x**	**12.2x**	**15.5x**	**12.3x**	**4.65x**	**4.30x**	**3.32x**	**2.65x**
Aggregate Median						**14.4x**	**12.7x**	**10.4x**	**9.4x**	**3.82x**	**3.64x**	**3.27x**	**2.65x**

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Cash Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL
17
DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue
12/15/2015	Pending	Ikyu Corporation (TSE:2450)	Operates various sites that provide reservation services for hotels and restaurants, as well as a site for shopping in Japan	Yahoo Japan Corporation (TSE:4689)	$771.7	$59.6	$21.7	36.4%	35.6x	12.95x
11/20/2015	Pending	AOT GROUP Ltd	Provides travel services in the inbound, corporate/government, and leisure sectors throughout Australia, New Zealand, and the South Pacific	Helloworld Limited (ASX:HLO)	$70.3	$40.3	$10.3	25.6%	6.8x	1.74x
11/10/2015	Closed	Mika Tur Seyahat Acenteligi ve Turizm Anonim Sirketi	Operates an online travel portal Tatilbudur.com	MCI Capital (WSE:MCI); Is Girisim Sermayesi Yatirim Ortakligi AS (IBSE:ISGSY)	$19.7	$75.4	NA	NA	NA	0.26x
11/4/2015	Closed	HomeAway, Inc.	Operates an online vacation rental property marketplace that enables property owners and managers to market properties for rental to vacation travelers	Expedia Inc. (NasdaqGS:EXPE)	$3,347.8	$485.3	$61.4	12.6%	54.5x	6.90x
10/12/2015	Pending	eTRAVELi Holding AB	Owns and operates an online travel agency for flights	7Commerce GmbH	$267.0	$77.3	NA	NA	NA	3.46x
9/17/2015	Pending	Asiatravel.com Holdings Ltd (Catalist:5AM)	Engages in the sale of tour packages, provision of Internet hotel reservation, and other promotion services worldwide	Zhonghong Holding Co., Ltd. (SZSE:000979)	$72.5	$62.0	NA	NA	NA	1.17x
8/18/2015	Closed	VEGAS.com, LLC	Owns and operates as a city destination travel website	Remark Media, Inc. (NasdaqCM:MARK)	$18.9	$47.0	$1.0	2.1%	19.5x	0.40x
5/22/2015	Closed	eLong Inc. (NasdaqGS:LONG)	Operates as a mobile and online travel service provider in China	C-Travel International Limited; Keystone Lodging Holdings Limited; Plateno Group Limited; Luxuriant Holdings Limited	$827.9	$169.7	NM	NM	NM	4.88x
2/12/2015	Closed	Orbitz Worldwide, Inc.	Operates as an online travel company worldwide	Expedia Inc. (NasdaqGS:EXPE)	$1,691.6	$932.0	$140.0	15.0%	12.1x	1.82x
1/23/2015	Closed	Travelocity, Inc.	Provides online travel services to leisure and business travelers in the United States and Canada	Expedia Inc. (NasdaqGS:EXPE)	$280.0	$397.3	NA	NA	NA	0.70x
7/6/2014	Closed	Wotif.com Holdings Limited	Provides online travel booking services in Australia, New Zealand, Asia, and internationally	Expedia Inc. (NasdaqGS:EXPE)	$521.0	$137.4	$59.9	43.6%	8.7x	3.79x
12/3/2013	Closed	Stayz Pty Limited	Operates a holiday rental Website that connects homeowners and property managers with travelers	HomeAway Pty. Ltd.	$182.7	$25.4	$11.5	45.3%	15.9x	7.18x
12/21/2012	Closed	trivago GmbH	Develops and provides an online platform for travelers which provides visitors with up-to-date content, including non-commercial travel information with European hotel database	Expedia Inc. (NasdaqGS:EXPE)	$940.3	$132.5	NA	NA	NA	7.10x
12/12/2012	Closed	ZUJI Properties A.V.V.	Operates as an online travel company in the Asia Pacific	Webjet Ltd. (ASX:WEB)	$25.0	$30.6	NA	NA	NA	0.82x
11/8/2012	Closed	Kayak Software Corporation	Provides online travel search services in the United States and internationally	The Priceline Group Inc. (NasdaqGS:PCLN)	$1,649.3	$282.8	$54.0	19.1%	30.6x	5.83x
6/18/2012	Closed	e-tabinet.com, Inc.	Operates an e-marketplace for travel-related products	NCXX Group Inc. (JASDAQ:6634)	$10.7	$0.7	NA	NA	NA	15.38x
5/21/2012	Closed	Thomas Cook (India) Limited (BSE:500413)	Provides travel and travel related financial services in India and internationally	Fairbridge Capital Private Limited	$186.1	$68.7	$15.5	22.5%	12.0x	2.71x

	EV / EBITDA	EV / Revenue
Mean	21.7x	4.53x
Median	15.9x	3.46x

Source: Capital IQ, company filings, press releases

CONFIDENTIAL

18

DUFF & PHELPS

19 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis – Implied Multiples Summary Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude p ubl ic company costs and non - recurring income (expenses). Implied Valuation Multiples Summary (RMB in thousands) Metric Public Company Median Transaction Median Company Net Revenue Implied Valuation Multiples DCF Enterprise Value ¥ 2,638,500 - ¥ 3,460,000 EV / LTM Revenue 0.60x - 12.45x 3.82x 3.46x ¥ 983,843 2.68x - 3.52x EV / 2016 Revenue 0.43x - 7.99x 3.27x NA ¥ 1,638,116 1.61x - 2.11x EV / 2017 Revenue 0.29x - 5.83x 2.65x NA ¥ 1,994,804 1.32x - 1.73x Public Company Range

Assumptions, Qualifications, and Limiting Conditions Appendix 01

Assumptions, Qualifications, and Limiting Conditions

If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered.

Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company's and the Special Committee's consent and without independent verification:

- Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management;
- Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
- Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;
- Assumed that the information relating to the Company and the Proposed Transaction provided to Duff & Phelps and representations made by Company management regarding the Company and the Proposed Transaction are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;
- Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;
- Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;
- Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;
- Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws; and
- Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

CONFIDENTIAL 21 DUFF & PHELPS

22 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof , and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter . Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business . • Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction . • Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject . • Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness , tax advice, or accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . Duff & Phelps expressly disclaims any responsibility or liability in this regard . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation . In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and ADSs (other than ADSs representing the Excluded Shares) .

23 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS ”), the Company, and the Special Committee dated August 20 , 2015 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Summary of Premiums Paid Appendix 02

25 CONFIDENTIAL Summary of Premiums Paid Note: Excludes negative premiums . Source: Capital IQ Premiums Paid Analysis - Going Private Transactions Transactions announced, closed, or effective from January 2012 to January 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 396 36.9 37.7 41.7 71.1 Overall Median 23.9 26.6 27.9 78.3 Chinese Companies Mean 89 36.6 36.4 41.9 65.7 Chinese Companies Median 23.4 25.8 28.2 68.3 US-Listed Chinese Companies Mean 79 36.8 36.5 43.3 65.7 US-Listed Chinese Companies Median 23.0 25.8 28.2 66.7 eLong, Inc. 24.1 32.1 10.2 53.2 Premiums Paid Analysis - Tranvel Agencies and Internet Retail Change of Control Transactions Transactions announced, closed, or effective from January 2012 to January 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 39 24.1 36.0 39.4 35.5 Overall Industry Median 20.8 29.3 28.8 20.0 Chinese Companies Mean 5 19.9 33.4 40.2 52.6 Chinese Companies Median 15.3 14.9 28.8 55.5 eLong, Inc. 24.1 32.1 10.2 53.2